Exhibit 99.1

PRESS RELEASE:	CONTACT:
May 3, 2007	Dale Black, EVP and Chief Financial Officer (609) 449-5556 John Burke, EVP and Corporate Treasurer (212) 891-1500

TRUMP ENTERTAINMENT RESORTS REPORTS

FIRST QUARTER 2007 RESULTS

•	Company EBITDA Steady Despite Increased Regional Competition

•	Promotional Spending Continues to Decrease as a Percentage of Net Revenue

•	Several Exciting New Venues Open with More to Come

ATLANTIC CITY, NJ – Trump Entertainment Resorts, Inc. (the “Company”) (NASDAQ NMS: TRMP) today reported its operating results for its first quarter ended March 31, 2007. The Company reported a net loss of $8.1 million or $0.26 per share for the quarter ended March 31, 2007 compared to a net loss of $9.7 million or $0.32 per share for the three months ended March 31, 2006. A summary of the Company’s quarterly results follows:

	Three Months Ended March 31,
	2007	2006
(in millions, except share and per share data)	(unaudited)

Net revenues	$234.3	$237.7
Income from operations	19.6	18.3
EBITDA (1)	34.9	34.9
Net loss	(8.1)	(9.7)

Basic and diluted net loss per share	$(0.26)	$(0.32)

Weighted average shares outstanding:
Basic and diluted	31,050,453	30,726,258

(1)	EBITDA presented in this table is income from operations excluding depreciation and amortization. EBITDA is not a Generally Accepted Accounting Principles (“GAAP”) measurement, but is commonly used in the gaming industry as a measure of performance and as a basis for valuation of gaming companies. Refer to the selected financial information accompanying this press release for a reconciliation of income from operations to EBITDA.

The Company’s EBITDA for the first quarter of 2007 was consistent with first quarter 2006 levels despite a decrease in net revenues. The Company attributed the decrease in net revenues to a $3.8 million decrease in gaming revenues. The gaming revenue decline was primarily due to increased competition from gaming in Pennsylvania and New York as additional gaming capacity was added in these primary feeder markets. For the quarter ended March 31, 2007, gross gaming revenues in the

Atlantic City market (as reported to the New Jersey Casino Control Commission) decreased 2.1% overall, while slot revenues decreased 4.9% from the first quarter of 2006. The Company experienced a 1.0% decrease in overall gross gaming revenue and a 4.6% decrease in slot revenue. The decline in the Company’s gaming revenue for the quarter eased in the latter part of the quarter.

Property level EBITDA of $42.3 million in the first quarter of 2007 was $0.6 million less than the $42.9 million reported in 2006, primarily due to the decrease in net revenue which was mostly offset by lower labor costs and promotional allowances.

Successful operating results for the Company during the first quarter included:

•	an increase in year-over-year revenues and EBITDA at the Taj Mahal;

•	a 12% increase in rooms, food and beverage revenue from cash paying customers;

•	continued decreases in payroll expense; and

•	stable marketing and promotional costs.

Mark Juliano, the Company’s Chief Operating Officer, said, “The operational improvements that we have focused on executing over the past 18 months are showing positive effects. While our first quarter results were certainly impacted by the introduction of new regional competition, our plan to decrease promotional costs, eliminate unprofitable business and run our operations more efficiently allowed us to keep EBITDA flat year over year. The benefits of these efforts are clear because, although gaming revenue declined, our cash room, food and beverage revenues increased 12% over the first quarter of last year, and our property level payroll expense declined by over $4 million or nearly 5%.

The Taj Mahal, which has received the largest portion of our renovation capital, posted a slight revenue increase during the quarter, and increased EBITDA by more than $2 million during that period. The increase in competition had a more significant impact at Trump Plaza and Trump Marina. However, despite a $3.2 million decrease in gaming revenue at Trump Plaza, EBITDA decreased only $0.8 million year over year. We continue to see the benefits of our renovation capital program as we complete projects and we are optimistic that the capital improvements scheduled to be introduced over the next several months will create new entertainment experiences for our customers that will help to improve the performance of our properties. Generally, the relative performance of our properties year over year was closely correlated to the extent of the renovations completed at each property.”

The Company’s capital improvement program during 2007 has included the opening of a variety of new venues at the Taj Mahal and the debut of Finestra, a new gourmet Italian restaurant, at Trump Marina. Specifically, at the Taj Mahal, the restaurant portion of the Spice Road promenade redevelopment project is nearly complete, and new outlets Burger, Freeze and Candy are open for business. Plate, a new 24 hour restaurant, opened April 30th and, Go, a new quick service eatery is expected to open by mid-May. We expect Starbucks, as well as new specialty flower and retail outlets to open during the second quarter, which will complete the Spice Road project.

Also at the Taj Mahal, the casino floor renovation is in progress, and the Company expects approximately half of the floor to be complete by the end of the second quarter. The remainder of the Taj Mahal casino floor renovation is scheduled for completion by the end of 2007. In addition, the newly renovated super suites at the Taj Mahal are expected to be completed by the end of the second quarter.

The redevelopment efforts at all three properties are designed to capture market position and appeal to our target customers. At the Marina, the Company will debut several capital improvements during the second quarter, including a new high end slots area, a new 24 hour restaurant and a new steakhouse.

Additionally, we continue to improve our slot product on the casino floor through an aggressive replacement and machine conversion program.

Mr. Juliano continued, “We will launch Trump One, our new unified players’ club, in June of this year. We are particularly excited about this debut as we have specifically designed this program to encourage more frequent visitation from existing customers and to attract new, more profitable business through the introduction of a compelling rewards program, which will introduce new features for club members and by jointly marketing the assets of our three properties.

“We are also beginning to utilize our revenue management system across our three properties, and have recently added Ravneet Bhandari, who has extensive experience in both the gaming and lodging industries, as Senior Vice President of Revenue Management. We believe that this effort will help us to more efficiently yield our hotel rooms to maximize overall revenues and increase our profitable group sales and convention business.”

James B. Perry, Chief Executive Officer and President stated, “The programs that were put in place last year to improve our operating margins showed positive results for the third consecutive quarter. The revenue decline due to new competition provided a minor setback, and our management team continues to work hard in a very competitive promotional environment to lower marketing and general administrative expenses in order to bring our margins closer in line with our Atlantic City competitors.

“During the first quarter we continued to emphasize the operating principles that have helped our properties achieve significant improvements in EBITDA and operating margins. Specifically, we have focused on utilizing the technology improvements made to control promotional spending in spite of the increased competition, we continue to focus on more efficiently deploying labor, and we are concentrating on deriving more cash revenue from rooms, food and beverage. These efforts are bearing fruit and they are consistent with the successes of our fiscal 2006 results where in the last half of the year we led the Atlantic City market in EBITDA improvement.

“We are confident in the plan we put in place nearly two years ago to improve the Company’s operating margins, renovate our Atlantic City properties, operate more effectively and efficiently, and create value for our shareholders. We believe that the clear signs of progress during the past three quarters have resulted from our focus on executing our strategic plan.”

Corporate and Development Expenses

Corporate and other costs were $7.5 million for the first quarter of 2007 compared to $8.0 million in the first quarter of 2006. Included in corporate and other costs is stock based compensation expense of $1.0 million in 2007 compared to $1.4 million in 2006. In addition, development expenses decreased to $0.2 million in the quarter ended March 31, 2007 from $0.8 million in the quarter ended March 31, 2006. These decreases were partially offset by an increase in professional fees.

Capital Structure

The Company reported that as of March 31, 2007 it had cash and cash equivalents of $ 83.1 million excluding $27.3 million of cash restricted in use by the agreement governing the sale of Trump Indiana. The Company indicated total debt had decreased by $4.9 million since December 31, 2006 to $1,402.5 million at March 31, 2007 due to repayments of capital lease obligations. Capital expenditures for the quarter ended March 31, 2007 were approximately $58.0 million, consisting of $9.0 million maintenance capital, $39.0 million renovation capital, and $10.0 million for the Taj Mahal Tower. Capitalized interest in the first quarter of 2007 was $0.8 million compared to an insignificant amount during the first quarter of 2006.

Annual Meeting Election Results

At the Company’s Annual Meeting held on May 2, 2007, shareholders reelected Donald J. Trump, Morton E. Handel and James B. Perry as directors and ratified the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2007. Approximately 39.7 million shareholders participated in the election, representing over 98% of those eligible to vote. The election results were as follows:

1.	Election of Directors:

	For	Withheld
Morton E. Handel	39,674,439	75,018

James B. Perry	39,520,568	228,889

Donald J. Trump	39,464,186	285,271

2.	To ratify the Board’s appointment of Ernst & Young, LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2007:

For	Withheld	Abstain
39,441,117	290,121	18,219

The results reflect an approval rate of over 99% of the votes cast.

Director Retirement

Wallace B. Askins announced his retirement from the Board of Directors. He has been a director of the Company and its predecessor since 1995. Donald J Trump, Chairman of the Board said, “I have known Wally Askins almost twenty years and he has always been a trusted advisor and a respected director. His extensive business experience and uncompromising integrity has helped this company for many years. Everyone at the Company wishes him the best in his retirement.”

Conference Call

The Company will not host a conference call concurrently with this earnings release. The Company intends to schedule a conference call on a future date at the conclusion of the previously announced Merrill Lynch engagement or when the efforts of the engagement require further public disclosure.

About Our Company

Trump Entertainment Resorts, Inc. is a leading gaming company that owns and operates three properties. The Company’s properties include Trump Taj Mahal Casino Resort and Trump Plaza Hotel and Casino, located on the Boardwalk in Atlantic City, New Jersey, and Trump Marina Hotel Casino, located in Atlantic City’s Marina District. The Company is the sole vehicle through which Donald J. Trump, the Company’s Chairman and largest stockholder, conducts gaming activities and strives to provide customers with outstanding casino resort and entertainment experiences consistent with the Donald J. Trump standard of excellence. Trump Entertainment Resorts, Inc. is separate and distinct from Mr. Trump’s real estate and other holdings.

PSLRA Safe Harbor for Forward-Looking Statements

and Additional Available Information

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in such statements.

All statements, trend analysis and other information contained in this release relative to the Company’s or its subsidiaries’ performance, trends in the Company’s or its subsidiaries’ operations or financial results, plans, expectations, estimates and beliefs, as well as other statements including words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “could,” “can” and other similar expressions, constitute forward-looking statements under the Private Securities Litigation Reform Act of 1995. In connection with certain forward-looking statements contained in this release and those that may be made in the future by or on behalf of Trump Entertainment Resorts, Inc., the Company notes that there are various factors that could cause actual results to differ materially from those set forth in any such forward-looking statements, including but not limited to: the ability to fund and execute the Company’s master plan for the Company’s Atlantic City properties; the ability to obtain gaming licenses in other locations and develop such sites; the effects of the Company’s recently completed bankruptcy cases; the ability to attract, retain and compensate key executives and associates; the ability of the Company to attract and retain customers; the effects of environmental and structural building conditions relating to the Company’s properties; access to available and feasible financing and insurance; changes in laws, regulations or accounting standards, insurance premiums and relations with third parties; approvals and decisions of courts, regulators and governmental bodies and the results of any litigation; judicial decisions, legislative referenda and regulatory actions, including gaming and tax-related actions; the ability of the Company’s customer-tracking programs and marketing to continue to increase or sustain customer loyalty; the Company’s ability to recoup costs of capital investments through higher revenues; the ability to use the “Trump” name; acts of war or terrorist incidents; high energy and gasoline prices and adverse winter weather conditions; abnormal gaming hold percentages; the effects of competition, including locations of competitors and operating and market competition; and the effect of economic, credit and capital market conditions on the economy in general, and on gaming and hotel companies in particular.

The forward-looking statements contained in this release reflect the opinion of management as of the date of this release and are qualified by, and subject to, significant business, economic, competitive, regulatory and other uncertainties and contingencies, all of which are difficult or impossible to predict and many of which are beyond the control of the Company. Accordingly, there can be no assurance that the forward-looking statements contained in this release will be realized or that actual results will not be significantly higher or lower. Readers are hereby advised that developments subsequent to this release are likely to cause these statements to become outdated with the passage of time or other factors beyond the control of the Company. The Company does not intend, however, to update the guidance provided herein prior to its next release unless otherwise required to do so. Readers of this release should consider these facts in evaluating the information contained herein. In addition, the business and operations of the Company are subject to substantial risks, including, but not limited to risks relating to liquidity and cash flows, which increase the uncertainty inherent in the forward-looking statements contained in this release. The inclusion of the forward-looking statements contained in this release should not be regarded as a representation by the Company or any other person that the forward-looking statements contained in the release will be achieved. In light of the foregoing, readers of this release are cautioned not to place undue reliance on the forward-looking statements contained herein.

Additional information concerning the potential risk factors that could affect the Company’s future performance are described from time to time in the Company’s periodic reports filed with the SEC, including, but not limited to, the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. These reports may be viewed free of charge on the SEC’s website, www.sec.gov, or on the Company’s website, www.trumpcasinos.com.

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TRUMP ENTERTAINMENT RESORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended March 31,

	2007	2006
Revenues:
Gaming	$244,119	$247,944
Rooms	18,276	17,008
Food and beverage	25,469	26,527
Other	7,422	7,962

	295,286	299,441
Less promotional allowances	(61,007)	(61,789)

Net revenues	234,279	237,652

Costs and expenses:
Gaming	112,228	113,208
Rooms	3,569	3,172
Food and beverage	9,038	9,290
General and administrative	73,945	76,408
General and administrative—related party	608	662
Depreciation and amortization	15,266	16,610

	214,654	219,350

Income from operations	19,625	18,302

Non-operating income (expense):
Interest income	1,383	2,959
Interest expense	(31,442)	(32,479)

	(30,059)	(29,520)

Loss before income taxes and minority interests	(10,434)	(11,218)
Provision for income taxes	(200)	(1,492)
Minority interests	2,501	2,987

Net loss	$(8,133)	$(9,723)

Basic and diluted net loss per share	$(0.26)	$(0.32)

Weighted average shares outstanding:
Basic and diluted	31,050,453	30,726,258

TRUMP ENTERTAINMENT RESORTS, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

(unaudited)

	March 31, 2007	December 31, 2006

Current assets:
Cash and cash equivalents	$83,058	$100,007
Restricted cash	27,327	27,375
Accounts receivable, net	43,508	45,342
Accounts receivable, other	6,396	9,000
Inventories	10,350	10,816
Deferred income taxes	10,881	10,351
Other current assets	9,315	13,049

Total current assets	190,835	215,940

Net property and equipment	1,583,514	1,535,543

Other assets:
Goodwill	226,280	226,480
Trademarks	197,000	197,000
Intangible assets, net	7,371	7,730
Deferred financing costs, net	17,242	17,914
Other assets, net	60,246	59,889

Total other assets	508,139	509,013

Total assets	$2,282,488	$2,260,496

Current liabilities:
Accounts payable	$38,045	$31,384
Accrued payroll and related expenses	29,193	28,332
Income taxes payable	7,765	24,904
Partnership distribution payable	180	260
Accrued interest payable	40,811	13,645
Self-insurance reserves	13,739	13,299
Other current liabilities	35,033	33,645
Current maturities of long-term debt	7,462	11,263

Total current liabilities	172,228	156,732

Long-term debt, net of current maturities	1,395,030	1,396,170
Deferred income taxes	152,944	152,414
Other long-term liabilities	33,901	17,017
Minority interests	122,957	125,395

Stockholders’ equity:
Preferred stock, $1 par value; 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $.001 par value; 75,000,000 shares authorized,
31,067,978 and 30,990,902 shares issued and outstanding, respectively	31	31
Class B Common stock, $0.001 par value; 1,000 shares authorized, 900 shares issued and outstanding	—	—
Additional paid-in capital	458,565	457,772
Accumulated deficit	(53,168)	(45,035)

Total stockholders’ equity	405,428	412,768

Total liabilities and stockholders’ equity	$2,282,488	$2,260,496

TRUMP ENTERTAINMENT RESORTS, INC.

SELECTED FINANCIAL INFORMATION

SUMMARY OPERATING DATA

(unaudited, in millions)

	Three Months Ended March 31,

	2007	2006
Gaming revenues
Trump Taj Mahal	$121.9	$121.0
Trump Plaza	64.2	67.4
Trump Marina	58.0	59.5

Total	$244.1	$247.9

Net revenues
Trump Taj Mahal	$118.4	$117.4
Trump Plaza	61.5	63.5
Trump Marina	54.4	56.8

Total	$234.3	$237.7

Income (loss) from operations
Trump Taj Mahal	$20.6	$16.7
Trump Plaza	2.1	3.0
Trump Marina	4.4	6.6
Corporate and other	(7.5)	(8.0)

Total	$19.6	$18.3

EBITDA
Trump Taj Mahal	$27.4	$25.1
Trump Plaza	6.8	7.6
Trump Marina	8.1	10.2
Corporate and other	(7.4)	(8.0)

Total	$34.9	$34.9

TRUMP ENTERTAINMENT RESORTS, INC.

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF INCOME (LOSS) FROM OPERATIONS TO EBITDA

(unaudited, in millions)

	Three Months Ended March 31, 2007
	Income (Loss) From Operations	Depreciation and Amortization	EBITDA
Trump Taj Mahal	$20.6	$6.8	$27.4
Trump Plaza	2.1	4.7	6.8
Trump Marina	4.4	3.7	8.1
Corporate and other	(7.5)	0.1	(7.4)

Total	$19.6	$15.3	$34.9

	Three Months Ended March 31, 2006
	Income (Loss) From Operations	Depreciation and Amortization	EBITDA
Trump Taj Mahal	$16.7	$8.4	$25.1
Trump Plaza	3.0	4.6	7.6
Trump Marina	6.6	3.6	10.2
Corporate and other	(8.0)	—	(8.0)

Total	$18.3	$16.6	$34.9